UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________

Form 8-K
_____________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported): September 23, 2016

Natus Medical Incorporated
(Exact Name of Registrant as Specified in Charter)

Delaware	000-33001	77-0154833
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

6701 Koll Center Parkway, Suite 120, Pleasanton, CA 94566
(Address of Principal Executive Offices) (Zip Code)

925-223-6700
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On September 26, 2016, Natus Medical Incorporated (the “Company”) and GN Store Nord A/S ("GN") entered into a definitive Purchase Agreement (the "Purchase Agreement").

Pursuant to the Purchase Agreement, the Company will acquire GN Otometrics ("Otometrics") business from GN in an all cash transaction for $145 million.

Based in Denmark, Otometrics is a manufacturer of hearing diagnostics and balance assessment equipment, disposables & software, currently being sold in over 86 countries and has annual revenue of approximately $110 million. Otometrics provides computer-based audiological, otoneurologic and vestibular instrumentation and sound rooms to hearing and balance care professionals worldwide.  Otometrics has a complete product and brand portfolio known for its sophisticated design technology in the hearing and balance assessment markets. Global brands include Aurical®, ICS® and Madsen®.

On September 26, 2016, the Company issued a press release announcing a definitive agreement was signed for the acquisition of GN Otometrics. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

It is expected that the acquisition transaction will close by the end of 2016. The acquisition will be funded by the Credit Agreement as set forth in Item 2.03 below.

Item 1.02. Termination of a Material Definitive Agreement.

Due to the execution of the Credit Agreement as set forth in Item 2.03 below, the Company has terminated an existing credit agreement between the Company and Citibank previously disclosed on October 9, 2015.

Pursuant to the terms of the terminated Credit Agreement, Citibank agreed, on a non-committed basis, to make loans (each such loan, a "Revolving Credit Loan") to the Company from time to time, not to exceed at any time the aggregate principal amount of $25 million, (the "Revolving Line of Credit").

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On September 23, 2016, the Company entered into a Credit Agreement (the "Credit Agreement") by and between the Company and JP Morgan Chase Bank, NA ("JP Morgan") and Citibank, NA ("Citibank"). The Credit Agreement provides for an aggregate $150 million of secured revolving credit facility. Natus will use available cash and proceeds from this revolving credit facility to fund the acquisition.

Pursuant to the terms of the Credit Agreement, the outstanding principal balance will bear interest at either (a) a fluctuating rate per annum equal to the Applicable Rate depending on our Leverage Ratio plus the higher of (i) the Federal Funds Rate plus one-half of one percent per annum; (ii) the Prime Rate in effect on such a day; and (iii) the LIBOR rate plus one percent, or (b) a fluctuating rate per annum of LIBOR Rate plus the Applicable Rate. The Credit Agreement matures on September 23, 2021, at which time all principal amounts outstanding under the Credit Agreement will be due and payable.

The Credit Agreement contains covenants, including covenants relating to maintenance of books and records, financial reporting and notification, compliance with laws, maintenance of properties and insurance, and limitations on guaranties, investments, issuance of debt, lease obligations and capital expenditures.

The Credit Agreement provides for events of default, including failure to pay any principal or interest when due, failure to perform or observe covenants, bankruptcy or insolvency events and the occurrence of a material adverse effect.

The foregoing description of the Credit Agreement does not purport to be complete.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press release dated September 26, 2016 announcing the Purchase Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Natus Medical Incorporated

Date: September 26, 2016	By:	/s/ Jonathan A. Kennedy
Jonathan A. Kennedy
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated September 26, 2016 announcing the Purchase Agreement.